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                                                                     Exhibit 5.1

November 22, 1998

Coyote Sports, Inc.
2291 Arapahoe Avenue
Boulder, CO 80302

Gentlemen:

We have acted as counsel to Coyote Sports, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") registering under the Securities Act of 1933, as amended, an aggregate of 1,091,526 shares (the "Shares") of common stock of the Company ("Common Stock"). As such, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws (as amended), and minutes of meetings of the Company's Board of Directors.

Based upon the foregoing, and assuming that the Shares will be sold in accordance with the Registration Statement at a time when effective, we are of the opinion that, the shares of Common Stock will be validly issued, fully paid and non-assessable securities of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Sincerely,

CHRISMAN, BYNUM & JOHNSON, P.C.